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  President & CEO  or
  Jim McLemore, CFA
  Sr. EVP & CFO
  337.237.8343

Media Contact:      Alex Calicchia
 Chief Marketing Officer
 337.593.3008
MIDSOUTH BANCORP, INC.
DECLARES REGULAR DIVIDEND

LAFAYETTE, LA., October 26, 2010/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc.(“MidSouth”) (NYSE Amex: MSL),  announced a cash dividend was declared in the amount of seven cents ($.07) per share to be paid on its common stock on January 4, 2011 to shareholders of record on December 15, 2010.

About MidSouth Bancorp, Inc.
MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $993 million as of September 30, 2010.  Through our wholly owned subsidiary, MidSouth Bank, N.A., we offer a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 34 locations in Louisiana and Texas and more than 50 ATMs.